EXHIBIT 10.1

December 30, 2005

Sean McCarthy

[Address]

Dear Sean:

We’re pleased to offer you the position of Chief Financial Officer with Diedrich Coffee, Inc. The offer is as follows:

•	Base salary: $7,692.31 per pay period (paid on a bi-weekly basis) that equates to $200,000 annually at the completion of one full year of employment.

•	Incentive/Bonus plan: You will continue to participate in our Vice President level incentive plan up to 25% of your annual base salary, which is paid based upon achievement of specific financial goals.

•	Stock Options: You will be eligible to participate at the Vice President level as our Board of Directors awards stock options. The Board reviews issuance of additional stock options annually.

•	Vacation: You will begin earning three weeks of vacation per year of employment as of the effective date of your promotion. Additional vacation time will be earned as plan eligibility requirements are met.

•	Benefits: You will continue to be eligible for all other benefit plans at the Vice President level. These benefits programs may be modified from time to time.

•	Position reports to Steve Coffey, Chief Executive Officer.

•	The effective date of this promotion is January 1, 2006.

•	Employment at will: I acknowledge that my employment at the Company is “at-will”, meaning that the terms of employment may be changed with or without notice, with or without cause, including, but not limited to termination, demotion, promotion, transfer, compensation, benefits, duties, and location of work. There is no agreement express or implied between the Company and me for continuing or long-term employment. While supervisors and managers have certain hiring authority, no supervisor or manager or representative of the Company has any authority to alter the “at-will relationship.”

Please confirm your acceptance of this offer by signing and returning an executed copy to me.

Sincerely,

/s/ Stephen V. Coffey
Stephen V. Coffey
Chief Executive Officer

I accept the position of Chief Financial Officer, Diedrich Coffee, Inc. on the above terms and conditions.

/s/ Sean M. McCarthy	Date: January 1, 2006
Sean M. McCarthy